Exhibit 99.B(i)(12)

[DECHERT LLP LETTERHEAD]

April 29, 2010

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258-2034

Re:	Securities Act Registration No. 333-32575
Investment Company Act File No. 811-08319

Ladies and Gentlemen:

We have acted as counsel to ING Partners, Inc. (the “Company”), a Maryland Corporation, and its series, the ING Solution Aggressive Growth Portfolio, the ING Solution Conservative Portfolio, the ING Solution Growth Portfolio and the ING Solution Moderate Portfolio (formerly, the ING Solution Growth and Income Portfolio) (the “Portfolios”), in connection with the Post-Effective Amendment No. 49 to the Registration Statement of the Company (the “Registration Statement”) and have a general familiarity with the Company’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Company in connection with the registration of Adviser Class, Service Class, Initial Class and Service 2 Class shares on behalf of the ING Solution Aggressive Growth Portfolio and the ING Solution Conservative Portfolio, and in connection with the registration of Service 2 Class shares on behalf of the ING Solution Growth Portfolio and the ING Solution Moderate Portfolio.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Adviser Class, Service Class, Initial Class and Service 2 Class shares of beneficial interest of the ING Solution Aggressive Growth Portfolio and the ING Solution Conservative Portfolio, and the Service 2 Class shares of beneficial interest of the ING Solution Growth Portfolio and the ING Solution Moderate Portfolio, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about April 29, 2010, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP